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                                                                     Exhibit 5.1

                  OPINION OF WILSON SONSINI GOODRICH & ROSATI,
                            PROFESSIONAL CORPORATION

                       [WILSON SONSINI GOODRICH & ROSATI,
                      PROFESSIONAL CORPORATION LETTERHEAD]

                                October 19, 2001

Solectron Corporation
777 Gibraltar Drive
Milpitas, CA 95035

         RE: Registration Statement on Form S-4

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission on September 10, 2001 (the "Registration Statement") in connection with the registration under the United States Securities Act of 1933, as amended, of shares (the "Shares") of your Common Stock, par value $0.001 per share, to be issued in connection with your acquisition of C-MAC Industries Inc., a corporation organized under the laws of Canada, as described in the Registration Statement (the "Transaction"). As your counsel in connection with the Transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares in the Transaction.

         It is our opinion that, when issued in the manner described in the Registration Statement, the Shares will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation

                                          /s/ Wilson Sonsini Goodrich & Rosati,
                                              Professional Corporation

Palo Alto, California
October 19, 2001